EXHIBIT 1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the common stock of Marina Biotech, Inc., and further agree that this Agreement shall be included as an exhibit to such joint filings.
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.
In evidence thereof the undersigned, being duly authorized, hereby execute this Agreement as of this 28th day of February, 2011.

BIOMED REALTY TRUST, INC.
By:	/s/ Greg N. Lubushkin
Name: Greg N. Lubushkin
Title: Chief Financial Officer

BIOMED REALTY, L.P.
By: BIOMED REALTY TRUST, INC., its general partner
	By:	/s/ Greg N. Lubushkin
Name: Greg N. Lubushkin
Title: Chief Financial Officer